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                                                                    EXHIBIT 99.1

[GTI LOGO]

FOR IMMEDIATE RELEASE


                Golden Telecom Agrees To Buy-Back $25 Million Of
                 Its Common Stock From Global TeleSystems, Inc.

     MOSCOW, Russia (July 11, 2001) -- Golden Telecom(NASDAQ: GLDN), the largest alternative provider of voice, data and Internet services in Russia and other countries of the Commonwealth of Independent States (CIS), today announced it has agreed to buy-back $25 million of common stock, or 2,272,727 shares at $11 per share, from a subsidiary of Global TeleSystems, Inc. ("GTS"). After this sale, GTS will continue to own 588,479 shares of Golden Telecom, or approximately 2.6 percent of the company.

     To effect this buy-back, Golden Telecom will assume and exercise options held by Alfa Telecom Limited ("Alfa"), Capital International Global Emerging Markets Private Equity Fund, L.P. ("Capital"), and investment funds managed by Baring Vostok Capital Partners ("Baring Vostok") to acquire Golden Telecom stock for $11 per share from GTS. Alfa, Capital, and Baring Vostok acquired these options in conjunction with their acquisition of $125 million in GTI shares from GTS, which was announced on May 11, 2001.

     Stewart Reich, Golden Telecom president and CEO, stated, "We believe that a purchase at $11 per share represents an excellent opportunity to enhance the value of shares to our remaining shareholders. In addition, to the degree we undertake acquisitions that may involve the issuance of stock, this buy-back is designed to help minimize the dilutive effect of any such transaction."

About Golden Telecom (www.goldentelecom.ru)

     Golden Telecom, Inc. (NASDAQ: "GLDN") is the largest alternative provider of integrated voice, data and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States
(CIS). The company offers competitive local exchange carrier services using its overlay network in Moscow, Kiev and Saint Petersburg; data and long-distance services using a fiber optic and satellite-based network - including more than 135 combined access points in Russia and other countries of the CIS; dedicated and dial-up Internet access to businesses and consumers; Internet content through numerous web brands powered by its Russia-On-Line brand; and mobile services.

     Statements made in this press release, including the purchase of Golden Telecom, Inc. shares, and the completion of any possible acquisitions, are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. It is important to note that such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the possibility that we may not be able to complete the buy-back of the GTS shares or reach agreement in regard to any potential acquisitions. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements are contained in the Company's filing with the U.S. Securities and Exchange Commission of the Company's annual report on Form 10-K for the year ended December 31, 2000.

CONTACT:  Golden Telecom, Inc.
          Public Relations:
          John Rose
          e-mail: goldentelecom@rose.ru
          (Moscow) tel.: +7-095-956-7885; fax: +7-095-956-7882
          (New York) voicemail/fax: 212-504-3038
                    OR
          Investor Relations:
          e-mail: investorrelations@gti.ru
          tel.: +7-501-797-9309; fax: +7-501-797-9332
          www.goldentelecom.ru